FOR IMMEDIATE RELEASE
February 21, 2018

CONTACT: Eric Amig
(212) 441-6807
Brian Finnegan
(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK ANNOUNCES
FOURTH QUARTER AND FULL-YEAR 2017 OPERATING HIGHLIGHTS

New York, New York — The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter and year ended December 31, 2017. In the fourth quarter of 2017, the FHLBNY earned $145.2 million in net income, an increase of $22.5 million, or 18.3 percent, from net income of $122.8 million for the fourth quarter of 2016. Return on average equity (“ROE”) for the fourth quarter of 2017 was 7.51 percent, compared to ROE of 6.65 percent for the fourth quarter of 2016. The FHLBNY’s net income for 2017 was $479.5 million, an increase of $78.3 million, or 19.5 percent, from net income of $401.2 million for 2016. The FHLBNY’s ROE for 2017 was 6.30 percent, compared to ROE of 5.86 percent for 2016. The stronger results for 2017 in comparison to the prior year periods are attributable mainly to larger earning asset balances and higher market interest rates.

“Our cooperative produced very strong results for both the fourth quarter of 2017 and the full year as we continued to meet the needs of our members throughout the year,” said José R. González, president and CEO of the FHLBNY. “In 2017, our performance was driven by record levels of advances. This ability to seamlessly meet increased funding needs reflects our role as a stable and reliable partner for our members. We performed well in 2017, and we remain focused on continuing to strengthen our franchise and enhance member value.”

As of December 31, 2017, total assets were $158.9 billion, an increase of $15.3 billion, or 10.7 percent, from total assets of $143.6 billion as of December 31, 2016. The increase in total assets was primarily the result of an increase in advances during the period. As of December 31, 2017, advances were $122.4 billion, an increase of $13.2 billion, or 12.1 percent, from $109.3 billion as of December 31, 2016. Both the advances and total assets amounts at year-end 2017 were at record amounts for the bank.

As of December 31, 2017, total capital was $8.2 billion, an increase of $0.6 billion from total capital of $7.6 billion at December 31, 2016. The FHLBNY’s retained earnings increased during 2017 by $134.3 million to $1.5 billion as of December 31, 2017, of which approximately $1,067 million is unrestricted retained earnings and $479 million is restricted retained earnings. At December 31, 2017, the FHLBNY met its regulatory capital ratios and liquidity requirements.

The FHLBNY allocated $53.4 million from its 2017 earnings for its Affordable Housing Program, an increase of $8.7 million, or 19.4 percent, from the Affordable Housing Program allocation in 2016.

The FHLBNY will publish its 2017 audited financial results in its Form 10-K filing with the Securities and Exchange Commission, which is expected to be filed on or about March 22, 2018.

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks. As of December 31, 2017, the FHLB of New York serves 327 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.